EXHIBIT 10.1

EXECUTIVE SEVERANCE AND NON-COMPETE AGREEMENT

Agreement made this  day of               , 20___, between U.S. Energy Corp, a Wyoming corporation (the "Company") and ______________________, the ("Executive").

WHEREAS, the Executive is presently employed by the Company as ___________________________;

WHEREAS, the Board of Directors of the Company ("the Board") recognizes that the Executive's efforts have been among the most important factors to the growth and success of the Company, and the Board wishes to ensure continuing access to the Executive's services to the benefit of the Company's employees and shareholders;

WHEREAS, this Agreement will benefit the Company's shareholders by placing the Executive in a neutral position with respect to any proposed merger, consolidation, sale of substantially all assets, change in control or similar substantial corporate change of the Company, and accordingly enable the Executive to better represent the Company and its shareholders in evaluating and responding to any such transaction;

WHEREAS, this Agreement will serve to secure benefits for the Executive to which the Board believes the Executive is entitled, as a result of services rendered and services anticipated to be provided to the Company; and

WHEREAS, this Agreement will benefit the Company by ensuring that the efforts of the Executive will be applied to the Company's activities without the distractions which might arise if the Executive were subjected to ordinary concerns about his personal welfare in the face of proposed mergers, consolidations, sales of all assets, changes in control or similar substantial corporate changes.

NOW THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below, and in consideration of the promises and the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.           Definitions. As used in this Agreement:

(a)           Beneficial Owner shall mean any Person who directly or through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power (which includes the power to vote or to direct the voting) and/or investment power (which includes the power to dispose or to direct the disposition) of a security issued by the Company.

(b)           Cause shall mean the negligent and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from Disability) after a written demand for substantial performance is delivered to the Executive, identifying the manner in which the Executive has not substantially performed his duties, or describing his participation in misconduct which is materially injurious to the Company, monetarily or otherwise, unless done or omitted to be done, in good faith and with a reasonable belief that the action or omission was in the best interest of the Company.

(c)           Change in Control shall mean a change in the control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14a to Regulation 14A, as promulgated under the Exchange Act (or any successors thereto); provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(i) any Person is or becomes the Beneficial Owner directly or indirectly, of 25% or more of a class of equity securities of the Company, or of securities which in the aggregate provide such Beneficial Owner with 25% or more of the votes entitled to be cast with respect to the election of members of the Board of Directors;

(ii) during any period of two consecutive years, the individuals who at the beginning of such period constituted the Board of Directors cease for any reason to constitute a majority thereof;

(iii) any Person acquires, directly or indirectly, more than 25% of the outstanding shares of voting securities of the Company, coupled with or followed by the election of directors of the Company of persons who were not directors at the time of such acquisition, if such directors comprise a majority of the Board; or

(iv) as a result of a tender offer, merger, consolidation, sale of assets, contested election or any combination of those or similar transactions, the directors of the Company immediately before such transaction(s) shall cease to constitute a majority of the Board or of any successor to the Company;

provided, however, that a transaction described in subparagraphs (i) or (ii) shall not be deemed to be a Change in Control if the transaction(s) causing such change shall have been approved by the affirmative vote of a majority of all members of the Board of Directors in office immediately prior to the Change in Control.

(d)           Disability shall mean absence from the Executive's duties with the Company on a full-time basis for 60 days, as a result of incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given following such absence the Executive shall have returned to the full-time performance of duties as _________________________ or other officer of the Company.

(e)           Exchange Act means the Securities Exchange Act of 1934, as amended.

(f)           Good Reason shall mean termination subsequent to a Change in Control of the Company following:

(i) the assignment to the Executive of any duties inconsistent with the positions, responsibilities and status of the Executive with the Company immediately prior to the Change in Control, or a change in the Executive's reporting responsibilities, titles or offices, as in effect immediately prior to the Change in Control;

(ii) any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions, except in connection with termination of employment for Cause, Disability, Retirement or as a result of the Executive's death or termination by the Executive, other than for Good Reason;

(iii) a reduction by the Company in the Executive's base salary as in effect immediately prior to the Change in Control;

(iv) reassignment of the Executive to offices more than 25 miles from the location of the Company's principal executive offices immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;

(v) failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating immediately prior to the Change in Control (or a plan providing the Executive substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce his benefits under any such plan, deprive the Executive of any material fringe benefit enjoyed immediately prior to the Change in Control, including, but not limited to any failure by the Company to provide the Executive with the number of vacation days to which the Executive is entitled in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control; provided, that if the Company or a successor seeks to provide the Executive with substantially similar benefits under a different plan, the Company must solicit and obtain the Executive's written consent to the substitution of such plan, which consent shall not be unreasonably withheld;

(vi) the failure by the Company to obtain the assumption of the obligations to perform this Agreement by any successor, as contemplated in Section 8 hereof, or

(vii) any purported termination of the Executive's employment by the Company which is not effected pursuant to a Notice of Termination.

In the event the Executive believes that any of the events set forth in subparagraphs (i), (ii), (iv), (v) or (vii) have occurred, the Executive shall promptly give written notice to the Company of his belief that such event has occurred.

(g)           Market Value shall mean the closing price for a security reported by the principal stock exchange on which such security is traded, or if the security is not listed for trading on a stock exchange, the closing price reported by the National Market System ("NMS"), or if the security is not listed for trading on a stock exchange or included in the NMS, the mean of the closing bid and asked prices reported by NASDAQ, or if the security is not listed for trading on a stock exchange, included in the NMS or included in the NASDAQ system, the average of the bid and asked prices reported by market makers for the security to the National Quotation Bureau, all at the close of business on the applicable date.

(h)           Notice of Termination shall mean a written notice whereby the Company or a successor advises the Executive that his employment with the Company is or shall be terminated, which document shall indicate the specific termination provision in this Agreement relied upon by the Company or the successor and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under those provisions.

(i)           Person shall mean any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, trust, association, syndicate, business entity, governmental body or any combination thereof

(j)           Retirement shall mean termination in accordance with a Company retirement policy in effect prior to the Change in Control.

2.           Employment of Executive - Company's Right to Terminate Benefits Upon Certain Terminations. Continuing from the date of this Agreement, the Executive will perform such duties as____________________________, as well as such other duties which may be assigned by the Board. If any Change in Control shall occur, the Executive shall be entitled to the following benefits, upon the subsequent termination of the Executive's employment within three years of the Change in Control, unless such termination is because of the Executive's death or Retirement, by the Company for Cause or Disability, or by the Executive other than for Good Reason:

(a) the Executive's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus cash payment for any accrued vacation accumulated by the Executive at the Date of Termination and any bonus for a past or the current fiscal year which has been awarded or earned but not yet paid under any Bonus Plan(s). The Executive shall be considered to have earned the right to participate in bonus Plans of the Company for any fiscal year for which service of more than six months has been provided, and the bonus ultimately owed for any such period shall be adjusted proportionately to reflect the service of the Executive for the applicable portion of the year;

(b)           severance pay in any amount equal to 2.999 times the average annual compensation includible in the Executive's gross income paid by the Company during the Executive's three taxable years ending before the Change in Control that preceded the Executive's termination, such severance compensation being payable on or before the expiration of ten days from the Date of Termination;

(c)           all reasonable legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreements), such fees and expenses being payable on or before the expiration of ten days from the presentation of applicable invoices by the Executive to the Company or any successor;

(d)           a cash payment equal to the difference between the Market Value of securities underlying the vested options held by the Executive immediately on the Date of Termination, less the exercise price of the applicable options, multiplied by the number of shares underlying the corresponding options, which cash payment shall be compensation to the Executive for services provided by the Executive to the Company prior to the Date of Termination, said amount being payable in cash to the Executive on or before the expiration of ten days after the Date of Termination.

(e)           The Company agrees that when it is in sufficient cash position as determined by its Board, the Company will obtain a term life insurance policy for $1,000,000.00 including disability coverage with the understanding that the heirs or beneficiaries under such policy, will pay the Company out of the proceeds of such policy upon the death of the Executive, an amount equal to all premium payments made by the Company on the policy from the date the Company made such premium payments.

(f) The Company has issued options to the Executive to purchase common shares of the Company and the Company agrees that any such options shall vest in the Executive's wife and children upon Executive's death.

Any amounts owing to the Executive by the Company or any successor under this Paragraph 2, or under Paragraph 5, shall bear interest at the rate of 18% per annum, compounded daily from the due date.

3.           Procedures for Certain Terminations by Company. Within three years following any Change in Control, the employment of the Executive may be terminated by the Company only after a Notice of Termination has been given in accordance with this agreement. The date on which the Notice of Termination is effective shall be as follows:

(a)           Disability: Termination because of Disability shall be effective 30 days after Notice of Termination is given, provided the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period;

(b)            Cause: Termination for Cause shall occur only after an opportunity has been provided for the Executive, and counsel of his choice, to be heard before the Board. Termination for Cause, shall be effective on the date specified in the Notice of Termination, which shall be no earlier than the conclusion of such hearing, and

(c)           Other Termination: If the Executive is terminated for any other reason, the termination shall be effective on the date the Notice of Termination is given, but if the Executive notifies the Company, within five business days after such Notice of Termination is given, that a dispute exists concerning the reasons or basis of the termination, the notice shall be effective on the date on which the dispute is finally resolved, either by mutual agreement of the parties, by a binding and final arbitration award, or by final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time and appeal therefrom having expired with no appeal having been perfected).

The effective date of a Notice of Termination shall be the Date of Termination, as that term is used herein.

4.           Non-compete Covenant. During the two years following the Date of Termination of the Executive by the Company or a successor, following a Change in Control, otherwise than for Cause, Disability or Retirement, the Executive will not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the partnership, management, operation or control of, or be connected in any manner, including but not limited to the positions of 5% or greater shareholder, director, officer, consultant, independent contractor, employee, partner or investor of more than $100,000, with any Person conducting business anywhere within the States of Arizona, California, Colorado, Idaho, Montana, New Mexico, Nevada, Utah or Wyoming, which is engaged in exploration and development activities for uranium, molybdenum, gold, silver oil or natural gas. The Executive shall not be obligated to seek employment of any type during the three year period following the Date of Termination. The Executive may seek and obtain employment which does not conflict with the non-compete obligations of this paragraph.

In exchange for the non-compete covenant of this Paragraph 4, and as fair and reasonable compensation for his agreement not to compete with the Company or a successor during such period, such Executive shall receive:

(a)           a payment of $200,000 per annum, payable in equal monthly installments, in arrears for the period of non-compete; and

(b)           coverage under all life insurance, medical, health, accident, and disability programs or arrangements in which the Executive was entitled to participate immediately prior to the Change in Control, if the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred by virtue of non-employee status, the Company shall promptly arrange to provide benefits substantially similar to those which the Executive was entitled to receive under such plans and programs immediately before the Change in Control.

Notwithstanding anything set forth in this paragraph, the Executive shall not be in any way restricted in seeking other employment if the Company is not actively engaged in exploration and development activities for uranium, molybdenum, silver or gold, or if the Company or its successor is adjudicated bankrupt under Chapter 7 the Bankruptcy Code.

5.           Restrictions on Certain Actions Following_ Employment Termination. The Executive agrees that during any period while he receives payments in exchange for his non-compete covenants under Paragraph 4, he will not perform or do any other act which is prejudicial or injurious to the business or goodwill of the Company. In furtherance of the foregoing, but not in limitation thereof, the Executive agrees that during such period he will refrain from making public comments concerning the Company which are adverse to or critical of the Company.

6.           Reasonableness Of Scope; Non-Compete Agreement. The Company and Executive agree that the duration and geographic scope for the non-compete covenants contained in Paragraph 4 have been selected by mutual agreement of the Company and the Executive. It is further agreed by both parties that the duration and geographic scope of such covenant is reasonable, and does not significantly impede competition in the industry in which the Company intends to engage, nor does the scope of the non-compete agreement significantly restrict the Executive's ability to support himself and employ his skills as an entrepreneur and manager.

The Executive agrees that in the event it is necessary for the Company to seek judicial enforcement of the non-compete agreement of Paragraph 4, he will not resist enforcement of the non-compete provisions on the basis that they are over-broad or violate public policy by virtue of their duration or geographic scope. Furthermore, the Company and the Executive agree that in the event the non-compete agreement contained in Paragraph 4 is found by a court to be unenforceable for any reason, the provisions thereon shall be modified by the court, to the minimum extent possible, so as to ensure the protection to the Company or its successor sought to be obtained through the non-compete agreement, while avoiding any unacceptable impairment of competition, freedom of employment of the Executive, or other overly broad, believed by such court to make the non-compete provisions unenforceable as originally written.

7.           Modification of Agreement. This Agreement shall continue in effect until its amendment, modification or rescission, which must be in writing executed by each of the parties hereto.

8.           Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive and his counsel, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if he terminates his employment for Good Reason. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of

Termination. As used in this Agreement "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph or which otherwise becomes bound by all the terms and provisions of the Agreement by operation of law.

9.           Binding Agreement: Successors to Executive. The Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder, if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or if there be no such designee, to the Executive's estate.

10.           Notice. For the purposes of the Agreement, notices and all other communications provided for under the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed in accordance with this Paragraph. All notices to the Company shall be directed to the attention of the President, with a copy to the Secretary, at the Company's principal executive offices, 877 North 8th West, Riverton, WY 82501, as such address may be changed hereafter from time to time, provided notice of such change of address is given to the Executive in accordance with this provision. All notices to the Executive shall be directed to the address identified on the following signature page; as such address may be changed hereafter from time to time, provided notice of such change of address is given to the Company in accordance with this provision.

11.           Implied Waiver. No waiver by either party hereto of any breach by the other party hereto, or failure to comply with any condition or provision of the Agreement required to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or actions at the same or at any prior or subsequent time.

12.           Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect hereto have been made by either party which are not expressly set forth in the Agreement.

13.           Validity. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

14.           Arbitration. Any dispute or controversy arising with respect to or in connection with this Agreement (including, without limitation, any controversies concerning the formation thereof) shall be settled by final and binding arbitration in Denver, Colorado in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrator(s) shall have the power to award equitable as well as legal relief against a defaulting party.

15.           Specific Performance. It is agreed that in the event of a breach of the provisions of this Agreement, the non-defaulting party may not be satisfactorily compensated through payment of damages, and in the event of any breach or anticipated breach thereof, the non-defaulting party will be entitled, without proof of damages, to an award specifically prohibiting the breach thereof or providing such other equitable relief as may be deemed appropriate. Such equitable relief shall be in addition to any legal remedies to which the non-defaulting may be entitled.

IN WITNESS WHEEREOF the parties hereto have executed this Agreement, as of the day and year first above written.

U.S.ENERGY CORP.                                                                                     EXECUTIVE

By:                                       By:
Keith G. Larsen                                                                               Executive
Chief Executive Officer
877 N.8th W.
Riverton, WY  82501